Filed Pursuant to Rule 433

Dated October 16, 2007

Registration Statement No. 333-145294

FREE WRITING PROSPECTUS DATED OCTOBER 16, 2007

30,500,000 Shares

DuPont Fabros Technology, Inc.

This Free Writing Prospectus relates only to the securities described above and should only be read together with the preliminary prospectus, dated October 5, 2007, included in the Registration Statement on Form S-11 (Registration No. 333-145294) relating to these securities.

Execution of New ACC4 Phase II Lease

On October 15, 2007, we executed a lease for a portion of ACC4 Phase II, the second phase of development of our ACC4 property located in Ashburn, Virginia. ACC4 Phase II is scheduled for completion in November 2007 and is expected to comprise a total of 85,600 raised square feet and 18.2 megawatts of critical load. Following the execution of this lease, an aggregate of 56.3% of the raised square footage of ACC4 Phase II has been pre-leased.

Receipt of Notice of Violation from the Virginia Department of Environmental Quality

On October 5, 2007, we received a notice of violation from the Virginia Department of Environmental Quality, or VDEQ, regarding certain diesel generators at ACC4. The notice asserts that construction and operation of the generators was commenced prior to receiving a required air permit from VDEQ for construction and operation of the generators and that the generators have been operating since June 2007 without an air permit. At this time, we do not know what corrective actions, if any, VDEQ may require and we are unable to estimate the amount of any civil penalties that VDEQ may assess. We cannot assure you that an enforcement action by VDEQ will not have a material adverse effect on our results of operations. Our Executive Chairman, Lammot J. du Pont, and our President and Chief Executive Officer, Hossein Fateh, have agreed to personally indemnify us against any civil penalties or charges which may be assessed against us by VDEQ directly arising out of the notice of violation issued on October 5, 2007. However, we cannot assure you that this indemnification agreement will be sufficient to protect us in all instances.

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The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-603-5847.

The most recent registration statement (including a prospectus) can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1407739/000119312507214030/ds11a.htm.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.